Exhibit 99.1

Fourth Quarter 2008

Conference Call Script

November 5, 2008

Martie Zakas, Introduction and Safe Harbor Statement

Good morning, everyone, and thank you for joining us today as we discuss Mueller Water Products’ results for the 2008 fourth quarter and full year. We issued our press release reporting earnings for the three months ended September 30, 2008 yesterday afternoon, and a copy of it is available on our Web site.

Mueller Water Products had 115.5 million shares outstanding as of September 30, 2008, which is comprised of 85.8 million Series B shares and 29.6 million Series A shares, which are both traded on the NYSE. Last week we issued a press release announcing that our Board of Directors authorized a proposal to convert our Series B common stock into our Series A common stock. We will discuss this proposal in more detail during this call.

With us this morning are Greg Hyland, our Chairman, President and CEO, and Evan Hart, our CFO.

In our press release and on this call, we reference certain non-GAAP financial measures, which are derived from GAAP financial measures. These non-GAAP measures are provided because they are used as a standard metric by the financial community. We believe these measures will assist us in assessing the Company’s underlying performance for the periods being reported. There are limitations to these non-GAAP measures, and reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our earnings release.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks containing words such as “expect,” “believe,” “anticipate” and “project” constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2007, as supplemented by our quarterly reports on Form 10-Q, for a discussion of these risks. We will file our 10-K for 2008 by the end of this month.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available in the investor relations section of our Web site, www.muellerwaterproducts.com, for at least 90 days after the presentation.

The slides related to this morning’s call are available on the Web site to help illustrate the quarter’s results. In addition, we will be filing a copy of this morning’s call’s prepared remarks on Form 8-K.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland

Thank you Martie, and good morning everyone.

We appreciate you joining us this morning as we discuss our results for the fourth quarter and full year of fiscal 2008. I’ll begin today with a brief overview of the quarter. Evan Hart will then follow up with a detailed financial report, after which I’ll update you on key drivers influencing our business, our outlook for the first quarter and an overview of full year fiscal 2009, as well as how we are managing through this economic downturn. We will then open up the call for your questions.

Net sales for the 2008 fourth quarter increased 4.6% to $496.9 million and increased slightly for the year to $1.86 billion. Income from operations in the fourth quarter was $48.1 million and net income was $17.6 million, or $0.15 per diluted share. The operating income margin in the fourth quarter was 9.7% and adjusted EBITDA margin was 14.6% for the quarter.

The actions we have been taking throughout the year continued to yield positives in the third quarter and again in our fourth quarter. We implemented higher sales pricing in the second and third quarters primarily to offset increasing raw material costs. In the fourth quarter, for the first time this year, this higher pricing more than covered these higher raw material costs for the Company as a whole. We also realized additional benefits from the cost reduction and savings initiatives that we have been implementing since

2006. During the fourth quarter we achieved $12.7 million of operating cost savings and for the full year we achieved $43.2 million in operating cost savings year-over-year, which included savings associated with the closure of the Burlington ductile iron pipe manufacturing facility, as well as ongoing lean manufacturing efficiencies and the headcount reductions from the third quarter.

We once again had strong quarterly cash flow and generated $93.9 million of free cash flow for the year, which was 177% of adjusted net income.

In today’s market, we have been somewhat affected by the current financial turmoil, in particular as it impacts our customers’ near-term buying decisions. We haven’t been impacted by the credit liquidity issues facing some companies today, due to our debt restructuring in May 2007, coupled with our strong free cash flow. Furthermore, our credit agreement doesn’t begin to mature until May 2012.

As we have demonstrated in the past, we will continue to take the actions necessary to address the near-term slow down in some of our markets, while ensuring that we remain well-positioned for the long-term promising prospects in the water infrastructure industry.

I’ll now turn the call over to Evan Hart who will discuss our financial results, including our debt and liquidity position. I will then come back and provide an outlook for the first quarter and an overview of fiscal 2009.

Evan Hart – Financial Summary

Good morning everyone. I’ll now provide a more in-depth review of the financials. I’ll first review the consolidated results and then discuss segment performance.

Consolidated net sales of $496.9 million in the 2008 fourth quarter increased $22.0 million year-over-year due to $49.6 million of higher pricing across all business segments and volume increases at Anvil. This was partially offset by volume declines at Mueller Co. and U.S. Pipe.

Gross profit was $122.4 million in the 2008 fourth quarter, an increase of $4.2 million, compared to $118.2 million in the 2007 fourth quarter. Gross margin was 24.6% compared to 24.9% in the prior year period. Gross profits increased primarily due to higher sales pricing of $49.6 million which offset $36.3 million of higher raw material costs and purchased components. Volume decreases of $11.0 million, other production costs of $5.4 million, and start-up expenses of $4.3 million associated with our new automated ductile iron pipe operations were partially mitigated by operating cost reductions of $12.7 million.

Income from operations was $48.1 million, compared to $50.7 million in the 2007 fourth quarter.

Fourth quarter 2008 operating income and adjusted EBITDA margins of 9.7% and 14.6%, respectively, compare with the 2007 fourth quarter margins of 10.7% and 16.2%, respectively. The margin declines were principally from higher raw material costs, reduced volumes, higher selling, general and administrative expenses, and start-up expenses associated with our new automated ductile iron pipe operations, partially offset by higher pricing and operating cost savings.

Selling, general, and administrative expenses were $73.9 million in the 2008 fourth quarter, compared with $67.5 million in the 2007 fourth quarter. The year-over-year increase is largely attributable to higher sales commissions and other personnel-related costs of $3.4 million, and $0.6 million of administrative costs associated with the realignment of Canadian distribution operations.

Interest expense, net of interest income, declined $4.5 million to $17.6 million in the 2008 fourth quarter compared to $22.1 million in the 2007 fourth quarter. Gross interest expense totaled $18.5 million in the 2008 quarter compared with $22.9 million in the prior year quarter. The prior year period included $1.9 million related to state income tax matters for years prior to 2007. Gross and net interest expenses were down year-over-year due to lower interest rates and lower average net debt outstanding.

The effective income tax rate was 42.3 percent in the 2008 fourth quarter and 43.0 percent for the full year 2008. This compares to 49.0 percent in the 2007 fourth quarter and 44.4 percent for the full year 2007. The quarterly and annual effective income tax rates were down primarily because the prior year periods were impacted by the prior years’ state income tax matters.

Net income per diluted share was $0.15 in the 2008 fourth quarter which was a 15.4% increase over $0.13 in the 2007 fourth quarter.

I’ll now move on to segment performance.

Net sales for the Mueller Co. segment were $184.6 million in the 2008 fourth quarter, compared to $195.0 million in the prior year quarter. Higher pricing of $13.6 million partially offset lower shipment volumes of $24.0 million. Unit shipment volumes of iron-gate valves, hydrants, and brass service products all declined in the quarter, primarily due to a pull forward of orders in advance of third quarter price increases and the continued downturn in residential construction.

Income from operations of $35.8 million and EBITDA of $48.7 million in the 2008 fourth quarter compare to income from operations of $34.7 million and EBITDA of $47.6 million in the 2007 fourth quarter. Income from operations increased primarily due to higher sales pricing of $13.6 million, which more than offset higher costs of raw materials and purchased components of $9.3 million. Income from operations was reduced by $9.4 million due to lower shipment volumes, partially offset by operating cost reductions of $3.7 million, and the positive year-over-year impact of $4.9 million due to overhead absorption and other factors.

Net sales in the U.S. Pipe segment increased 11.4% in the 2008 fourth quarter to $153.4 million from $137.7 million in the prior year quarter. The sales increase was attributable to $25.6 million of higher pricing offset by $9.8 million of lower volume of ductile iron pipe shipments.

In the 2008 fourth quarter, loss from operations was $2.2 million and adjusted EBITDA was $4.2 million. These results compare to income from operations of $10.4 million and EBITDA of $16.4 million in the 2007 fourth quarter. The 2008 fourth quarter results were negatively impacted by increased raw material costs of $26.0 million, under-absorbed overhead of $6.7 million, start-up expenses associated with our new ductile iron pipe operations of $4.3 million and lower shipment volumes of $3.4 million. These items were partially offset by $25.6 million of higher sales pricing and operating cost reductions of $7.5 million.

Net sales in the Anvil segment increased 11.7% to $158.9 million in the 2008 fourth quarter, compared to $142.2 million in the prior year quarter. The net sales increase was driven by higher sales pricing of $10.5 million and increased volume of $5.9 million.

Both income from operations of $23.4 million and EBITDA of $28.1 million in the 2008 fourth quarter increased over 2007 fourth quarter income from operations and EBITDA, which were $13.4 million and $19.8 million, respectively. Income from operations increased principally due to $10.5 million of higher sales pricing. Higher shipment volumes of $1.8 million and cost reductions of $1.5 million were offset by higher selling commissions, other personnel-related costs and administrative costs associated with the realignment of Canadian distribution operations.

Free cash flow, which is cash provided by operating activities less capital expenditures, was $48.8 million in the fourth quarter and $93.9 million for the full year 2008. This compares to free cash flow for fiscal year 2007 of $114.9 million excluding the impact of debt refinancing.

Net debt decreased 9% over the past 12 months. At September 30, 2008, net debt totaled $911.6 million, which is total debt of $1 billion, $95.5 million [$1.0955 billion] less cash on hand of $183.9 million.

Total debt at September 30, 2008 was comprised of our $425 million senior subordinated notes at a fixed rate of 7 3/8%; $141.6 million of Term A debt currently at LIBOR + 150 basis points; $526.7 million of Term B debt, at LIBOR + 175 basis points; and $2.2 million of capital leases and other.

Currently, 78% of total debt outstanding is now fixed rate and 22% is variable rate. Our fixed rate debt is currently comprised of the $425 million senior subordinated notes and $425 million of term debt. As we noted last quarter, in June, we entered into interest rate swap agreements that effectively converted floating rate debt to fixed rate debt. As a result of these interest rate swaps, at least 70% of our total debt will bear interest at fixed rates through May 2012. The estimated average all-in fixed rate on the swapped portion of term debt is currently 6.1% and is expected to remain under 6.8% until the final swap agreements mature in fiscal 2012.

Our scheduled principal repayments are minimal over the next three fiscal years, with $8.9 million due in fiscal 2009 and $19.5 million due in each of fiscal 2010 and 2011. Our first significant debt repayments of $115.1 million are not scheduled until 2012 when our Term A debt begins to mature.

We are well within our quarterly maintenance debt covenants. At fiscal year end, our leverage ratio, which is net debt to EBITDA, was 3.38x, well below the maximum leverage ratio of 5.25x. This maximum leverage ratio gradually scales down to 4.5x in fiscal 2011. Our only other maintenance covenant is interest coverage which was 3.82x at September 30, 2008, well above the minimum interest coverage of 2.5x. Both of these ratios improved from the third quarter of 2008.

We will continue to manage our capital structure and we believe that we will have sufficient liquidity through cash on hand, future free cash flow generation and approximately $260 million of available credit under our outstanding revolver to meet our foreseeable needs.

I’ll now turn the call back over to Greg.

Greg Hyland – Final Remarks

Thanks, Evan.

As I said in my introduction, we benefitted during the quarter from a number of the actions we have been implementing throughout the fiscal year. We realized higher pricing in all three of our business segments both year-over-year and sequentially. In fact, the fourth quarter was the first quarter in fiscal 2008 that price increases in total more than covered higher raw material costs.

We continued to benefit from our cost reduction actions. In total, operating cost savings were $12.7 million year-over-year, and our interest expense also declined. These factors contributed to a 20.5% increase in net income and a 15.4% increase in EPS for the quarter despite an $11.0 million decline in volume.

Now turning to the first quarter of fiscal 2009, the two primary issues that will negatively impact our performance are a significant decline in bookings and the high cost of raw materials currently in our inventory that will flow through cost of goods sold.

In September we saw a significant fall off in orders at our U.S. Pipe and Mueller Co. business units. September orders for these two business units were down 47% and 20%, respectively, year-over-year. For October, U.S. Pipe orders were down 46%, and Mueller Co.’s were down 42%, declining even further from September. These downturns in orders will impact our first-quarter 2009 shipments at both of these business units.

Consequently volume will be down significantly at U.S. Pipe and Mueller Co. in the first quarter. We are hopeful that this will be an issue for this quarter only since we believe that recent market activity has been primarily driven by the liquidity crisis as municipalities are delaying spending and our distributors are cutting back their inventories in response to municipalities’ actions.

The second issue that will negatively impact our first quarter is the high cost of raw materials that remain in our inventory, especially at U.S. Pipe where raw materials accounted for approximately 54% of cost of goods sold in fiscal 2008.

We did see a significant reversal in the trend in our purchased costs in the fourth quarter, especially for scrap steel. Prices dropped dramatically in mid fourth quarter in stark contrast to the unprecedented cost increases we had been seeing throughout the year. While we should benefit from the lower costs in the longer term, the higher prices we paid through August 2008 will negatively impact our results in the first quarter.

On the last conference call I mentioned that we had announced a 10.5% price increase on ductile iron pipe to be effective in mid August. This was needed to ensure that we would cover higher raw material costs in the first quarter of 2009. We were not successful in implementing the price increase largely due to the unexpected drop in scrap steel costs. Therefore, we don’t anticipate covering our raw material increases in the first quarter.

For example, the price we paid for scrap at U.S. Pipe peaked in July at $533 per ton. Scrap prices began to drop in mid-August, and in September we purchased scrap at $340 per ton and prices continued to fall in October to $210 per ton. The price of brass ingot, which we consume in the production of our hydrants and brass products, dropped from a high of $3.10 per pound in July to $2.90 per pound in September and $2.50 per pound in October. We expect we will begin seeing the benefits of these lower costs in the second quarter of fiscal 2009 as the lower raw material costs in our inventory flow through cost of goods sold. As a reminder we use the FIFO method of accounting.

Now let’s look to the expected effect on first-quarter results in each of our businesses.

Within Mueller Co., we expect higher sales pricing will more than offset the increase in raw material costs. However, the drop off in orders just discussed is expected to lead to significantly reduced volume in the first quarter. This year-over-year drop in volume is expected to result in sizeable margin erosion for the quarter.

Within U.S. Pipe, our peak scrap steel costs are expected to flow through our cost of goods sold in the first quarter. We expect scrap in U.S. Pipe’s cost of sales to be up over 125% in the first quarter of 2009 year-over-year. To put this in perspective, in the fourth quarter, scrap steel in our cost of goods sold was up 68% year-over-year.

While our price per ton of ductile iron pipe is expected to be up more than 30%, the higher raw material costs that will flow through the first quarter, combined with reduced volume, are expected to result in an operating loss at our U.S. Pipe business segment in the first quarter.

At Anvil, bookings held up pretty well in the fourth quarter and in October. We expect shipments in the quarter to be reasonably comparable to the previous year, although we could see some distributors cut back on inventories as we get close to the end of the calendar year. We do expect to see higher raw material costs in the first quarter as material variances in inventory flow through the cost of goods sold. Higher raw material costs should result in a slightly reduced operating income margin in Anvil on a year-over-year basis.

We also expect to be impacted by one-time costs of approximately $2 million associated with the proposal to simplify our dual-class stock structure. I will review that process in more detail later.

Given these factors, we believe that the first quarter of 2009 could be our toughest quarter since we have been a publicly traded company. We do believe, however, that some of the issues just discussed affecting the first quarter are unlikely to materially impact the balance of the year.

I’ll now discuss the outlook for the balance of 2009, which is less clear given the present economic turmoil and the uncertain timing of a more stable environment.

Our key market drivers remain spending on water infrastructure driven by residential construction and municipal spending for repair and replacement, and non-residential construction. Based on 2008 results, 40% of our total revenues were derived from public water infrastructure spending for municipal repair and replacement, 30% of our revenues from investment in water infrastructure driven by residential construction, and 30% of our revenues from non-residential construction.

We believe the order drop off that we have seen the last two months has been a reaction to the economic crisis, significantly higher interest rates and lack of liquidity in the municipal bond market, which we have heard has caused some municipal water systems to delay a portion of their spending plans. Consequently, we believe distributors have also been cutting back their inventory orders.

The American Water Works Association survey, which was published in October, projects a 17% increase in infrastructure repair and replacement spending in calendar year 2009. The responses to this survey were collected before the liquidity crisis but nonetheless we think it reinforces that municipalities have definite needs and plans to invest in upgrading their infrastructure network. As credit again becomes available and money returns to the bond market, we could begin to see municipalities executing their plans to upgrade and repair their local water infrastructure.

This past month was the first time that the Blue Chip consensus on 2009 housing start forecast was below the 2008 forecast. Various forecasts are now calling for a drop of 30% in 2008 and a further drop of 6% to 20% in 2009. However, most forecasters are now projecting housing starts to hit bottom sometime in calendar year 2009.

As you know, spending on non-residential construction is the primary driver of demand for our Anvil products. We expect to see a drop off in non-residential construction in 2009. The most current forecast we have seen from Blue Chip Economic Indicators is calling for a drop of 3% while McGraw-Hill Dodge is calling for a 6% decline year-over-year, although these forecasts were issued prior to the current liquidity crisis. Given where demand falls in the construction cycle for Anvil products, we continue to believe that for the first half of fiscal 2009 we will see comparable year-over-year demand for our products.

As I mentioned earlier, during the last several months, we saw a significant drop in raw material costs, primarily scrap steel and brass ingot. While the magnitude of this short-term drop could be influenced by a supply and demand imbalance, we do expect that the cost of raw materials and purchased components will be down from the averages we saw in fiscal 2008 within U.S. Pipe and Mueller Co. As I have just discussed, we do not expect to see the benefit of these lower costs until our second quarter of fiscal 2009.

We were especially aggressive in the second and third quarters of fiscal 2008 in implementing price increases to offset higher raw material costs. In the fourth quarter our price per ton for ductile iron pipe was up almost 29% year-over-year. Unit prices for our hydrants and valves were up 12 to 14%, and for our brass products were up about 10%. It is our intention to hold on to these price increases in fiscal 2009.

As you know, we have taken aggressive actions over the past 18 months to reduce our costs as demand for our products has declined. We are implementing further actions in response to the recent fall in market conditions. Just last week, we announced a reduction in force at our hydrant manufacturing facility in Albertville, Alabama. The reduction affects approximately 120 positions, or around 20% of Albertville’s workforce.

We are reviewing the specific situation at each of our facilities and will determine the appropriate actions that need to be taken. We will make additional announcements as specific plans develop, while remaining sensitive to our employees in the process. We will remain aggressive in responding to the market environment, managing our controllable expenses and matching production to market demand. We are also tightly managing our capital expenditures for fiscal 2009.

Other key variables for fiscal 2009 are: corporate spending estimated to be $42 to $44 million. Our tax rate is expected to be between 39% and 41%. We estimate 2009 net interest expense to be within the range of $70 to $73 million. And we expect capital expenditures to be substantially below 2008 expenditures and within a range of $50 to $60 million.

One of our primary objectives continues to be maintaining strong free cash flow. With cash on hand, debt availability and the free cash flow we expect to generate in 2009, we have options that include:

•	Reinvesting in the business

•	Paying dividends

•	Repaying debt

•	Repurchasing stock, and

•	Making strategic acquisitions

We evaluate each of these options on an ongoing basis and as opportunities arise. For now we believe we should preserve the flexibility our current liquidity affords. Given the volatility in today’s economy, which has become more acute since our last conference call, we believe this remains the most prudent course.

As most of you know, on October 30, we announced that our Board of Directors authorized the submission to our stockholders of a proposal to simplify our capital structure by converting our Series B common stock into our Series A common stock. The conversion will require the approval of the majority of the votes entitled to be cast by the holders of the Series A common stock and the Series B common stock, voting together as a single class, with each class having one vote per share. Stockholders will vote on the proposal at the annual meeting of stockholders in January. The Series B common stock will be converted into the Series A common stock on a one-to-one basis upon approval by the stockholders. The proposal is being submitted to the stockholders to simplify the capital structure of the Company and enhance the liquidity of the common stock, among other things.

To recap, the actions we have been taking throughout the year continued to yield several positive results in the fourth quarter. Higher sales pricing offset higher raw material costs for the first time this year in the fourth quarter, and we realized additional benefits from the operating cost reductions and savings initiatives we have been implementing since 2006. We once again had strong cash flow, and this contributed to $93.9 million of free cash flow generated for the year. With our debt restructuring in May 2007, coupled with our strong free cash flow, we haven’t been impacted by the credit issues facing some companies today.

As we have demonstrated over the past 18 months, we have the track record which shows we know how to successfully address challenging market conditions. Furthermore, we believe we have the right team and strategy in place to continue to take the actions needed to navigate through the current economic environment, which will make us even stronger when our markets improve.

With that, I’ll open it up for questions.

Greg Hyland (Closing)

Okay, at this time we will conclude our call. Thank you for your continued interest in Mueller Water Products.